UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934 Date of report (Date of earliest event reported): May 7, 2009 ROYAL CARIBBEAN CRUISES LTD.

(Exact Name of Registrant as Specified in Charter)

Republic of Liberia

(State or Other Jurisdiction of Incorporation)
1-11884	98-0081645

(Commission File Number)	(IRS Employer Identification No.)
1050 Caribbean Way, Miami, Florida	33132

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 305-539-6000
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 7, 2009, Royal Caribbean Cruises Ltd., as guarantor (the “Company”), and Oasis of the Seas Inc., a wholly-owned subsidiary of the Company, as borrower (the “Borrower”), entered into a credit agreement with various financial institutions and BNP Paribas, as Administrative Agent. The agreement provides for the making of an unsecured term loan of up to US$1,050,000,000 to the Borrower comprised of both U.S. dollars and Euro loans, under which Finnish Export Credit Ltd will fund approximately 40% of the financing and the financial institutions will fund approximately 60% of the financing. The loan is 95% guaranteed by Finnvera, the official export credit agency of Finland, and amortizes over 12-years with semi-annual payments. Each of the financial institutions may elect repayment of their respective portions of the loan on the sixth year anniversary. The Company expects that when the loan is drawn US$420,000,000 will be at a fixed interest rate of approximately 5.41% and the balance will be at a floating interest rate of either LIBOR or EURIBOR plus the applicable margin set forth in the credit agreement. The Borrower may elect at any time to make a voluntary prepayment in whole or part of the outstanding principal loan amount upon payment of applicable fixed rate breakage costs, if any. The Borrower intends to use the proceeds of the loan towards the purchase price of Oasis of the Seas.

A copy of the Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1 - Credit Agreement dated as of May 7, 2009 among Oasis of the Seas Inc., as borrower, Royal Caribbean Cruises Ltd. as guarantor, various financial institutions and BNP Paribas, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date:	May 13, 2009	By:	/s/ Bradley H. Stein
			Name:	Bradley H. Stein
			Title:	Senior Vice President, General Counsel and Corporate Secretary